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                                                                     Exhibit 8.1


                                      August 10, 2001

United Air Lines, Inc.
P.O. Box 66100
Chicago, Illinois 60666

     Re:  United Air Lines, Inc. Pass Through Trusts, Series 2001-1

Ladies and Gentlemen:

     We have acted as special counsel to United Air Lines, Inc., a Delaware corporation ("United"), in connection with the filing by United with the Securities and Exchange Commission, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, of a prospectus dated August 10, 2001, as supplemented by a prospectus supplement dated August 10, 2001 (the "Prospectus Supplement"). The prospectus relates to a Registration Statement, as amended, on Form S-3 (File No. 333-48494) (the "Registration Statement"). The prospectus, as so supplemented, describes six United Pass Through Trusts (the "Class A-1 Trust," the "Class A-2 Trust," the Class A-3 Trust," the "Class B Trust," the "Class C Trust," and the "Class D Trust" and collectively, the "Pass Through Trusts") formed pursuant to a pass through trust agreement (the "Basic Pass Through Trust Agreement") between United and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "Trustee"), and six separate supplements thereto (each, a "Trust Supplement" and, together with the Basic Pass Through Trust Agreement, the "Pass Through Trust Agreements"). The proceeds from the sale of the certificates of the Pass Through Trusts (the "Class A-1 Certificates," "Class A-2 Certificates," "Class A-3 Certificates," "Class B Certificates," "Class C Certificates" and "Class D Certificates" and collectively, the "Pass Through Certificates") will be used by the Trustee to acquire equipment notes of the corresponding series issued by United. Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement.

     In connection with our opinion, we have examined (i) the Pass Through Trust Agreements, (ii) the Intercreditor Agreement, (iii) the Note Purchase Agreements, (iv) the Indentures, and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion (collectively, the "Transaction Documents"). This opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information and representations contained in the Transaction Documents as of the date hereof. We have assumed that all transactions have taken place or will take place as described in the Transaction Documents.
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     We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that, for federal income tax purposes: (i) the Pass Through Trusts will be classified for federal income tax purposes as grantor trusts under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"); and
(ii) the statements set forth under the heading "Federal Income Tax Consequences" in the Prospectus Supplement, insofar as they constitute statements of law or legal conclusions, are correct in all material respects as of the date hereof.

     The opinions set forth herein are expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.

     The scope of this opinion is expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Pass Through Certificates or the Pass Through Trusts.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                              Very truly yours,



                              /S/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ

JHB/DNG


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